Exhibit 10.3

Certain portions of this exhibit have been omitted pursuant to Rule 24b-2 and are subject to a confidential treatment request. Copies of this exhibit containing the omitted information have been filed separately with the Securities and Exchange Commission. The omitted portions of this document are marked with a ***.

CONDITIONAL SUPPLY AND TECHNOLOGY LICENSING AGREEMENT

This Conditional Supply and Technology Licensing Agreement (the “Agreement”) is made and entered into on this    day of September, 2010 (the “Effective Date”) by and among Altair Nanotechnologies Inc., a company organized under the laws of Canada (“Altair Parent”), Altairnano, Inc., a Nevada corporation and an indirect subsidiary of Altair Parent (“Altair”), both with their main office at 204 Edison Way, Reno, NV 89502, and Zhuhai Yintong Energy Co. Ltd., with its main office at No. 16 JinHu Road, San Zao Town, JinWan, ZhuHai, P.C: 519040 (“YTE”).  Altair or Altair Parent, on the one hand, and YTE, on the other hand, also may be referred to herein individually as a “Party” or together as the “Parties.”  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the SSA (defined below).

Recitals:

Whereas, Altair is in the business of, among other things, developing and manufacturing advanced novel, nano-lithium titanate battery systems;

Whereas, YTE’s parent, Canon Investment Holdings Limited, a company incorporated under the laws of Hong Kong, is entering into a Share Subscription Agreement (the “SSA”) with Altair Parent, on the date hereof for the purchase of newly issued common shares equaling at least fifty-one percent (51%) of the then issued and outstanding shares of the capital stock of Altair Parent on a fully diluted basis; and

Whereas, as a means to strengthen the alliances between the two companies, YTE wishes to purchase from Altair nano-lithium titanate powder (“nLTO”), battery cells, and battery unit, pursue additional business opportunities, receive engineering services and license from Altair certain intellectual property rights.

Now, Therefore, in consideration of the mutual promises and other covenants contained herein, the Parties hereby agree as follows:

I.	PURCHASE OF nLTO

1.  Purchase of nLTO.  Except as set forth under Section IV.8, YTE covenants to purchase from Altair, and Altair covenants to sell to YTE, an aggregate of *** metric tons of nLTO for delivery in 2010 and 2011, in accordance with the delivery schedule described herein. The price for this nLTO shall be *** per kilogram (the “Unit Price”).  YTE covenants and agrees that all nLTO purchased from Altair pursuant to this Section I.1 shall be solely for inclusion in products sold and delivered by YTE and used by the buyers of such products in China. Furthermore, YTE shall not resell or transfer nLTO on a standalone basis for use outside of China.

2.  Delivery Schedule  The initial shipping schedule (“Schedule”) for the purchase of nLTO pursuant to Section I.1 is as follows: (a) twenty (20) metric tons to be shipped after the final Proxy Statement for the Company Shareholder Meeting has been mailed to shareholders and the date of the Company Shareholder Meeting is set; and (b)(i) if the Company Shareholder Approval is received before January 1, 2011, *** metric tons per month throughout 2011, and (ii) if the Company Shareholder Approval is not received before January 1, 2011, at such times during 2011 as agreed to by the Parties. Altair may reduce the volume of nLTO shipments in any given month in 2011 by giving YTE a three month advanced notice of such a change; provided that (x) Altair shall not sell or deliver any nLTO to any person or entity other than YTE, but Altair may utilize nLTO in the production of cells for its own use in the sale of products to third parties and (y) Altair shall deliver at least sixty (60) metric tons of nLTO prior to December 31, 2011.  In the event Altair has shipped at least sixty (60) metric tons but less than the full nLTO purchase orders (*** metric tons) by December 31, 2011, Altair shall ship the shortfall to YTE in 2012 in monthly volumes of *** metric tons per month unless agreed otherwise by the Parties.

3.  Terms and Conditions.  All nLTO provided by Altair shall conform to the specifications set forth in Exhibit A (the “nLTO Specifications”).  Except as agreed to in writing by the Parties, the Parties acknowledge and agree that, as between the Parties, Altair owns all designs, drawings, patents, intellectual property, chemical structures, material composition, methods of manufacture, know-how, trade secrets, plans, formulas, formulations, and specifications, related to the manufacture and production of nLTO.

4.  Packaging.  Altair shall package, label, and prepare nLTO for shipment in compliance with applicable law and regulations.  At time of shipment, Altair will provide to YTE an electronic copy via email of shipment content.

5.  Production Output Inspection and Acceptance.  YTE shall have a period of forty-five (45) days from the date of receipt at its final destination of any shipment of nLTO hereunder (“Inspection Period”) to inspect such nLTO in order to determine if such nLTO conforms to the nLTO Specifications.  During the Inspection Period, YTE may reject any nLTO that does not conform to the nLTO Specifications by giving written notice thereof to Altair. Any nLTO not so rejected within the Inspection Period shall be conclusively deemed accepted.  In the event of a rejection in accordance with the foregoing, Altair, at its expense, shall replace the non-conforming nLTO with substitute conforming nLTO at Altair’s expense (including but not limited to all transportation expenses, insurance premium and Taxes) within thirty (30) days after receipt of rejection notice if there is stock on hand, or, if no stock is on hand, then within twelve (12) weeks after receipt of rejection notice. For the avoidance of doubt, YTE shall have another Inspection Period to inspect the replacement nLTO to determine if such replacement nLTO conforms to the nLTO Specifications.  If Altair fails to ship the replacement nLTO in the manner specified in the immediately preceding sentence, in addition to any remedies at law or in equity, YTE may cancel that portion of the applicable purchase order not conforming to the nLTO Specifications by giving Altair written notice of such cancellation no later than five (5) Business Days after the end of such applicable thirty (30) day or twelve (12) week period.  Upon receipt of such cancellation Altair will immediately (x) refund to YTE any payments actually received by Altair pursuant to such cancelled purchase order except as to the accepted portion of such purchase order and (y) reimburse YTE solely for the direct costs and expenses incurred in connection with such cancelled purchase order (limited to transportation expenses, insurance premium and Taxes).  Shipping shall be as more specifically set forth in Section IV.5 herein below. Risk of loss shall be as set forth in Section IV.6 herein below.

6.  Limited Warranty.  Until the expiration of the Inspection Period, Altair warrants that nLTO sold to YTE hereunder shall conform to the nLTO Specifications and shall be free from defects. Except as otherwise set forth in this Agreement, the sale of the nLTO to YTE under this Agreement shall be "as-is" without any warranty of any kind, including without limitation, any warranties of merchantability or fitness for a particular purpose.  YTE agrees that it must provide technical data reasonable to a knowledgeable independent third party supporting its claim when it makes a warranty claim with respect to any nLTO purchased from Altair.  In the event of breach of warranty, Altair shall (x) undertake all reasonable efforts to identify and correct any such defects, (y) replace any defective nLTO at Altair’s sole expense (including any transportation and insurance costs) within thirty (30) days of notification by YTE if there is stock on hand, or, if no stock is on hand, then within twelve (12) weeks of notification by YTE, and (z) reimburse YTE solely for direct costs and expenses incurred in connection with such cancelled purchase order (limited to transportation expenses, insurance premium and Taxes) pursuant to Section I.5.

II.	11Ahr BATTERY CELLS

1.  Purchase of 11 Ahr Battery Cells.  Conditioned upon the closing of the transactions contemplated under the SSA, YTE covenants to purchase from Altair, and Altair covenants to sell to YTE, *** 11 Ahr battery cells (“Cells”) at a unit price of US$*** for each Cell.  Altair’s obligation to sell the Cells to YTE pursuant to the preceding sentence shall be subject to the availability of the Cells at the time of receipt the Company Shareholder Approval (for the avoidance of doubt, following the receipt of the Company Shareholder Approval, Altair’s obligation to sell the Cells to YTE pursuant to the preceding sentence shall be firm and binding on Altair).

2.  Delivery Schedule.  Following the obtaining of the Company Shareholder Approval, Altair and YTE shall set specific delivery dates and enter into a purchase order for the shipping of the Cells by the later of (i) three months after the date of the Company Shareholder Approval and (ii) the closing of the transactions contemplated under the SSA.

3.  Packaging.  Altair shall package, label, and prepare the Cells for shipment in compliance with applicable law and regulations.  At time of shipment, Altair will provide to YTE an electronic copy via email of shipment content.

4.  Terms and Conditions.  Shipping shall be as more specifically set forth in Section IV.5 herein below. Risk of loss shall be as set forth in Section IV.6 herein below.  On the date of shipping to YTE, the Cells shall conform to the specifications set forth in Exhibit B under the heading “11 Ahr Cell Specifications” (the “Cell Specifications”).  YTE shall have the right to inspect the Cells at Altair’s location prior to shipment to YTE for conformance with the Cell Specifications.  At the time of such inspection, YTE may reject any Cells that do not conform to the Cell Specifications by giving written notice thereof to Altair.  Any Cells not so rejected prior to shipping shall be conclusively deemed accepted.  Except as otherwise set forth in this Agreement, the sale of the Cells to YTE under this Agreement shall be "as-is" without any warranty of any kind including any warranty of merchantability or fitness for a particular purpose.  In order to maintain maximum cell performance after delivery, the Cells must be stored at a temperature not to exceed 30oC.  Except as agreed to in writing by the Parties, YTE hereby acknowledges and agrees that as between the Parties, Altair owns all designs, drawings, patents, intellectual property, chemical structures, material composition, methods of manufacture, know-how, trade secrets, plans, formulas, formulations, and specifications, including the Cell Specifications, related to Altair 11 Ahr battery cells, including the Cells, as all of the foregoing exist as of the Effective Date or to the extent any of the foregoing is developed by Altair after the Effective Date.  YTE shall not resell or transfer any Cells purchased pursuant to Section II.1. to any buyer who to YTE’s knowledge plans to use such Cells outside of China.

III.	ALTI-ESS

1.  Purchase of ALTI-ESS.  Conditioned upon the closing of the transactions contemplated under the SSA, YTE covenants to purchase from Altair, and Altair covenants to sell to YTE subject to availability, one 1MW ALTI-ESS unit as described in Exhibit C attached hereto (the "ALTI-ESS") at a price of USD $***.  Altair’s obligation to sell the ALTI-ESS to YTE pursuant to the preceding sentence shall be subject to the availability of the ALTI-ESS at the time of receipt the Company Shareholder Approval (for the avoidance of doubt, following the receipt of the Company Shareholder Approval, Altair’s obligation to sell the ALTI-ESS to YTE pursuant to the preceding sentence shall be firm and binding on Altair).

2.  Delivery Schedule.  Following the obtaining of the Company Shareholder Approval, Altair and YTE shall set specific shipping dates and enter into a purchase order for the shipping of the ALTI-ESS by the later of (i) three months after the date of the Company Shareholder Approval and (ii) the closing of the transactions contemplated under the SSA.

3.  Packaging.  Altair shall package, label, and prepare the ALTI-ESS for shipment in compliance with applicable law and regulations.  At time of shipment, Altair will provide to YTE an electronic copy via email of shipment content.  For the ALTI-ESS (as defined in Section III.1 above) shipped to YTE, YTE shall return all shipping containers to Altair’s facility where shipping originated in as good condition as which they were received by YTE, less reasonable wear and tear, within forty-five (45) calendar days of receipt. YTE's account shall be charged a reasonable sum (to be mutually agreed upon) for each shipper container provided by Altair for the ALTI-ESS. All costs of returning the shipping containers to Altair shall be borne by 50% by each of Altair and YTE.  Upon receipt of the returned containers by Altair, YTE’s account will be credited the amounts charged for such shipping containers.

4.  Terms and Conditions.  Shipping shall be as more specifically set forth in Section IV.5 herein below. Risk of loss shall be as set forth in Section IV.6 herein below. On the date of shipping to YTE, the unit shall conform to the specifications set forth in Exhibit C (the “ALTI-ESS Specifications”).  YTE shall have the right to inspect the ALTI-ESS at Altair’s location prior to shipment to YTE for conformance to the ALTI-ESS Specifications.  At the time of such inspection, YTE may reject the unit if it does not conform to the ALTI-ESS Specifications by giving written notice thereof to Altair.  If not so rejected prior to shipping, the ALTI-ESS shall be conclusively deemed accepted. Except as otherwise set forth in this Agreement, the sale of the ALTI-ESS to YTE under this Agreement shall be "as-is" without any warranty of any kind including any warranty of merchantability or fitness for a particular purpose.  Except as agreed to in writing by the Parties, YTE hereby acknowledges and agrees that as between the Parties, Altair owns all designs, drawings, patents, intellectual property, chemical structures, material composition, methods of manufacture, know-how, trade secrets, plans, formulas, formulations, configurations, managements systems, and specifications related to the manufacture and production of ALTI-ESS units, including the ALTI-ESS, as all of the foregoing may exist as of the Effective Date or to the extent any of the foregoing is developed by Altair after the Effective Date.  YTE shall not resell or transfer the ALTI-ESS purchased pursuant to Section III.1 to any buyer who to YTE’s knowledge plans to use it outside of China.

IV.	ORDER PROCESSING, STATUS AND PAYMENT

1. Purchase Orders.  Upon receipt from Altair of a written or electronic purchase order in mutually agreed form in accordance with Sections I.2 (as may be modified if permitted thereunder), II.2 or III.2, as applicable, YTE shall sign the purchase order and return forthwith to Altair (each a “Purchase Order”).  Each such Purchase Order shall be binding upon Altair upon its receipt by Altair.  Notwithstanding the foregoing, no Purchase Order changed by YTE shall be binding on Altair unless and until accepted by Altair in writing.  At a minimum, each Purchase Order shall specify the type and quantity of products (e.g. nLTO, Cells or ALTI-ESS), the forecast shipment date, the delivery destination and pricing.  A single Purchase Order will cover a three (3) month period for delivery of products and services with deliveries occurring on a monthly basis as specified in each Purchase Order.

2.  Acceptance and Changes.  Altair shall provide YTE with written or electronic confirmation of its receipt of any Purchase Order changed by YTE within ten (10) days of Altair's receipt thereof. Altair may accept a Purchase Order by signing such Purchase Order and delivering such signed copy to YTE within ten (10) days of Altair's receipt of such Purchase Order.  If no such signed copy of Purchase Order is received by YTE in such 10-day period, the Purchase Order shall be deemed null and void.  Except as otherwise provided in Section IV.8, (i) a Purchase Order signed by both Parties shall be binding on both Parties and non-cancellable upon the date specified in Section IV.7, and (ii) any change to a Purchase Order must be mutually agreed upon in writing by the Parties.

3.  No Other Terms.  Each Purchase Order shall be governed by and subject to the terms and conditions of this Agreement (regardless of whether such Purchase Order references this Agreement).  Except as otherwise provided in Section IV.8, any terms, conditions or provisions contained in any Purchase Order or other document that are different from or in addition to those contained in this Agreement are hereby expressly rejected and will not apply to any order for, or shipment of, Altair products unless agreed to in writing by the Parties.

4.  Taxes.  YTE agrees to report and pay all taxes, customs, duties and assessments imposed by any governmental agency of China or any other country designated as the destination for shipping in connection with the distribution and sale of products and/or services to YTE pursuant to the Agreement including, but not limited to, any sales, use, excise, VAT and other taxes and duties, but excluding any taxes imposed by a governmental agency of any other country (collectively, the “Taxes”).  To the extent that Altair is required by statute or regulation to collect and report any Taxes, such Taxes will be billed by Altair directly to YTE, and YTE shall pay all such Taxes in US Dollars (and not as a reduction of the Loan Balance (as defined below)) within thirty (30) days after receipt of Altair’s invoice.  The Parties agree that Altair’s repayment of the Loan shall be made free and clear of and without withholding or reduction by Altair of any taxes.  For greater clarity, any taxes imposed by the U.S. or Canadian taxing authorities will be paid by Altair.

5.  Shipment; Delivery.  All products delivered pursuant to the terms of this Agreement shall be suitably packed for shipment in Altair standard shipping cartons, marked for shipment at YTE's ship to address as set forth on YTE Information Form in the applicable Purchase Order, and shall be routed in accordance with any attached routing instructions from YTE, and delivered to YTE or its carrier agent CIF (Incoterms 2000) port of entry Zhuhai, Shenzhen or other port agreed to by the Parties, at which time title to such products and risk of loss shall pass to YTE. Altair shall use commercially reasonable efforts to have the products available for shipment at the times specified either in YTE’s Purchase Order or in its written acceptance of YTE’s Purchase Orders as described above.  Partial shipments may be made upon written approval of YTE.  No partial shipment of a Purchase Order shall constitute the acceptance of the entire Purchase Order, absent the written acceptance of such Purchase Order. Each Party shall pay freight, insurance, and other shipping expenses, as well as the expense for any special packing as may have been requested by YTE in its written instructions to Altair, in accordance with CIF (Incoterms 2000).  YTE agrees that no delivery pursuant to this Agreement shall be construed as a single lot contract under the Uniform Commercial Code.  Remedies provided under a single lot contract shall not apply to any shipment made under this Agreement.

6.  Risk of Loss.  All shipments hereunder shall be made CIF (Incoterms 2000) port of entry Zhuhai, Shenzhen or as otherwise mutually directed by the Parties.  Risk of loss shall pass from Altair to YTE upon delivery to the named port of receipt.

7.  Firm Order.  YTE and Altair agree that (i) subject to YTE’s right to cancel Purchase Orders under Section IV.8, any signed and accepted Purchase Orders for the first two million U.S. dollars (US$2,000,000) of nLTO under Section I.1 above shall be deemed firm and irrevocable upon the Effective Date, and (ii) YTE’s purchase obligations with respect to the remaining nLTO under Article I and the Cells under Article II and the ALTI-ESS under Article III will become firm upon closing of the transactions contemplated by the SSA, with each separate purchase order becoming binding as provided in Sections IV.1 and IV.2 but conditioned upon the closing of the transactions contemplated under the SSA.

8.  Advanced Payment.  YTE shall pay Altair the sum of two million U.S. dollars (US$2,000,000) within five (5) Business Days of the signing of the SSA as an advanced payment (the “Loan”) for the nLTO purchased by YTE in accordance with this Agreement.  As nLTO is shipped pursuant to the terms of this Agreement, the outstanding balance of the Loan shall be reduced by the purchase price of such shipped nLTO (with the balance of the Loan, as so reduced, at any time being referred to the “Loan Balance”) until the Loan Balance is zero; provided, however, that if the SSA is terminated due to circumstances under which the Early Termination Fee is stated to be payable under the SSA, YTE shall have the option to (i) cancel any or all of the outstanding Purchase Orders for nLTO that have not yet been shipped as of the date of termination of the SSA and (ii) demand repayment of the Loan Balance as of the 60th day after such termination.

On January 1st, April 1st, 2011, July 1st, 2011 and October 1st, 2011, YTE shall pay Altair an advanced payment related to the Purchase Order for products and services to be delivered or provided in the quarter beginning on that date equal to 70% of the price of the products and/or services scheduled to be shipped or provided within the said calendar quarter.  In the January 1, 2011 payment, YTE shall also include the balance outstanding from the sum of products shipped in 2010 whose total price to YTE exceeded the Loan, or receive a credit for any shortfall in the amount between the $2,000,000 Loan and the total price of the actual products delivered in 2010.

9.  Payment Terms.  Unless expressly agreed otherwise in writing by the Parties, once the Loan has been completely offset by product shipments, the remaining balance of the purchase price (calculated pursuant to Sections I.1, II.1 and III.1) for each delivery occurring under a Purchase Order hereunder shall be due and payable by YTE immediately before shipment occurs.  All payments hereunder will be made by wire transfer to the bank account designated by Altair, the detailed information of which shall be provided to YTE at least five (5) Business Days before the shipment date.  Notwithstanding the immediately preceding sentence, until and unless the Loan has been fully repaid, the payment for each shipment under a Purchase Order shall be first set off from the amount of the Loan outstanding at the time of the required payment (if any) and any advanced payment made pursuant to the second paragraph of Section IV.8.

10.  Currency.  All payments made under this Agreement shall be made in US dollars.

V.	ADDITIONAL BUSINESS OPPORTUNITIES.

1.  Purchase of Additional Products and Engineering Services. Altair acknowledges the keen interest of YTE to purchase from Altair ALTI-ESS battery systems, 1P10S battery modules and engineering services on terms and conditions which are mutually beneficial.  Accordingly, Altair agrees to negotiate with YTE in good faith with respect to its purchase of additional ALTI-ESS units, one-thousand-three-hundred-twenty (1,320) 1P10S battery modules, and engineering services, all pursuant to terms and conditions to be mutually agreed upon and set forth in purchase orders or other mutually acceptable documents.

2.  Other Joint Opportunities.  YTE and Altair agree to rapidly explore other joint opportunities that leverage their respective strengths including without limitation (a) rapid engineering and development of new module designs for use within various OEM markets, (b) development of racks and systems for modules, (c) cost reduction efforts and (d) development using the YTE cylindrical battery formats for applications in Altair’s target markets.

VI.   Intellectual Property

1.  Agreement to Grant License to Manufacturer; Interim Supply:

1.1.  The SSA provides that, in the event the contemplated transaction is closed, Altair Parent intends, under certain terms, conditions and other limitations consistent with this Agreement, to construct an nLTO materials production facility in China.  It is contemplated that the owner of this production facility will be an entity that is at least a majority-owned by Altair Parent, an “Eligible Manufacturer”.

1.2.  In connection with the commencement of construction of an nLTO materials production facility in China owned by an Eligible Manufacturer after the closing of the transactions contemplated under the SSA, Altair Parent and Altair, on behalf of themselves and any of their respective subsidiaries, agree to license to the Eligible Manufacturer (such license, the “nLTO License”) at no cost to Eligible Manufacturer the intellectual and industrial property rights (other than rights in any trademarks or other source identifiers) that are owned or sublicensable by Altair and its Affiliates (as defined below) and are used or necessary for use in the manufacture, sale or distribution of nLTO (the “nLTO Technology”).  The nLTO License shall be on such terms and conditions as are agreed to by Altair and the Eligible Manufacturer and in accordance with this Section VI.1.

1.3.  Altair and YTE agree that, in the event the SSA is terminated pursuant to the terms thereof, the parties shall exert good faith efforts to agree to jointly construct an nLTO manufacturing facility in China, and in the event such agreement is reached within 180 days after the termination of the SSA and such facility is owned by an Eligible Manufacturer, Altair shall be obligated to grant such Eligible Manufacturer, the nLTO License on the same terms and conditions as set forth in Section VI.1.2 above.

1.4.  Except as set forth in Section VI.2.3, the purchases of nLTO by YTE and its Affiliates shall be on terms and conditions which are no less favorable to YTE and/or its Affiliates than (A) the terms and conditions offered by any Eligible Manufacturer to any other person or entity (other than Altair for use in manufacturing nLTO batteries for its own use or resale), and (B) the terms and conditions offered by Altair or any Altair Affiliate to any entity in the Territory (as defined below); “Affiliate” shall have the meaning set forth in the SSA, provided that, notwithstanding anything to the contrary in that definition, (a) the Affiliates of Altair Parent and Altair shall include any Eligible Manufacturer and shall not include YTE, Canon or any subsidiary thereof (other than Altair Parent or any of its subsidiaries), and (b) the Affiliates of Canon and YTE shall not include any Eligible Manufacturer, Altair Parent or any subsidiary thereof.

2  Battery Technology License Grant:

2.1.  During the Battery Technology License Term (as defined below), Altair Parent and Altair, on behalf of themselves and any of their respective subsidiaries, hereby grant to YTE a license, including the right to grant sublicenses to Affiliates of YTE subject to the terms and conditions of this Agreement, to use and otherwise exploit the Battery Technology (as defined below) in any manner solely in the Territory (as defined in Section VI.4) and solely in the Field (as defined in Section VI.4) (the “Battery Technology License”).  The “Battery Technology” shall mean the intellectual and industrial property rights (other than rights in any trademarks or other source identifiers) owned or sublicensable by Altair Parent, if any, and its subsidiaries during the Battery Technology License Term and are used or otherwise necessary for the use, manufacture, sale or distribution of any nLTO battery cells (but shall not include (x) the intellectual and industrial property rights that relate exclusively to the composition and manufacture of nLTO Technology or (y) any Specified Assets, as defined in the SSA).  The Battery Technology License shall be exclusive to the extent set forth in Section VI.3 below.

2.2.  YTE shall mark all products (or their containers or labels) which are made, sold or otherwise disposed of by YTE under the Battery Technology License in accordance with commercially reasonable instructions for such marking which shall be provided by Altair in writing to YTE.  For any calendar year in which YTE is required to pay royalties under the Battery Technology License pursuant to Section VI.2.3, YTE shall keep and maintain complete and accurate records and documentation concerning all sales or other dispositions of such products and retain such records and documentation for not less than three (3) years from the date of their creation and Altair shall have the right during the term of this Agreement and for a period of two (2) years thereafter upon reasonable notice to YTE to inspect during regular business hours such records and documentation.

2.3.  No royalty shall be levied by Altair for the Battery Technology License; provided, however, in the event that Altair and its Affiliates make available for purchase by YTE and its Affiliates at least one-thousand (1,000) metric tons of nLTO in a calendar year on terms and conditions in accordance with Section VI.1.4 (the “No Fee Level”) and purchases of nLTO in such calendar year by YTE and its Affiliates do not meet the No Fee Level, the purchase price of the nLTO will be adjusted to reflect terms and conditions arising from an arm’s length negotiation and such terms and conditions shall be applied retroactively to the beginning of that calendar year as reflecting the value of the Battery Technology License with respect to such calendar year.  The term of the Battery Technology License shall commence as of the Effective Date and shall terminate upon the end of the first calendar year (following 2010) in which YTE and its Affiliates have failed to purchase a minimum of sixty (60) metric tons of nLTO (the “Battery Technology License Term”); provided, however, (i) as a condition precedent to the termination of the Battery Technology License, Altair and its Affiliates are required to have made available to YTE and its Affiliates for purchase in the respective calendar year no fewer than sixty (60) metric tons of nLTO with respect to such calendar year in compliance with Section VI.1.4, and (ii) solely with respect to any nLTO inventory purchased by YTE and its Affiliates in accordance with the terms of this Agreement, the Battery Technology License shall continue until the exhaustion of such nLTO inventory by YTE and its Affiliates.

2.4.  As between Altair and its Affiliates on the one hand, and YTE and its Affiliates on the other hand, YTE and its Affiliates agree not to contest, assist others in contesting, or encourage others to contest, (a) the validity of any patents related to the Battery Technology which are owned by Altair Parent or any of its subsidiaries or (b) Altair Parent’s or its subsidiaries’ ownership of the Battery Technology owned prior to the Effective Date or developed by Altair Parent or any of its subsidiaries after the Effective Date; provided that, other than with respect to trade secrets included in the Battery Technology, YTE and its Affiliates agree not to take such actions only during the Battery Technology Term.  For the avoidance of doubt, nothing in this Section VI.2.4 shall be deemed to alter or limit in any way YTE’s or its Affiliates’ respective rights to assert ownership of, or any other rights in, intellectual property developed by YTE or its Affiliates after the Effective Date related to, but not including, the Battery Technology.

2.5  If YTE or its Affiliates file any patents which cover technologies relating to its improvements, enhancements or other modifications to the Battery Technology (collectively, “Improvements”), YTE shall disclose the same promptly to Altair, and Altair and its Affiliates shall have a non-exclusive, irrevocable, perpetual, non-sublicensable and royalty-free license to use the same to make, use or sell any products in connection with the Battery Technology.  As between Altair and its Affiliates on the one hand, and YTE and its Affiliates on the other hand, Altair and its Affiliates agree not to contest, assist others in contesting, or encourage others to contest, (a) the validity of any patents licensed to Altair and its Affiliates pursuant to this Section VI.2.5 or (b) YTE’s or its Affiliates’ ownership of the patents licensed pursuant to this Section VI.2.5.  For the avoidance of doubt, nothing in this Section VI.2.5 shall be deemed to alter or limit in any way Altair’s or its Affiliates’ respective rights to assert ownership of, or any other rights in, patents and other intellectual property rights and trade secrets developed by Altair or its Affiliates related to the Battery Technology.

3.  Exclusivity.  During the Exclusivity Period, as defined below, the Battery Technology License shall be exclusive in China, Macau, Hong Kong and Taiwan (“Greater China”), provided that, notwithstanding the foregoing, Altair Parent and its subsidiaries shall have the right to sell nLTO battery cells, modules, units, systems and other related products in Greater China.  Except for the use in the ordinary course by direct customers of Altair or its Affiliates of such products for their intended use, Altair and its Affiliates shall, with respect to its customers and licensees, impose and enforce commercially reasonable restrictions designed to ensure that no such customer or licensee violates or takes any act that is inconsistent with any of YTE’s exclusive rights under the Battery Technology License.  The “Exclusivity Period” shall commence on the Closing Date under the SSA and continue until the end of the calendar year during which the purchases of YTE and its Affiliates have failed to meet the No Fee Level; provided, however, as a condition precedent to the termination of the Exclusivity Period, Altair and its Affiliates are required to have made available to YTE and its Affiliates for purchase in the respective calendar year no fewer than one-thousand (1,000) metric tons of nLTO.  The Battery Technology License shall be non-exclusive in the Territory (as defined below) outside of Greater China.

4.  Licensed Territories and Fields.  The Battery Technology License shall, in all cases, be applicable only to activities in (a) the countries of Asia set forth on Annex 1 (attached hereto), Australia and New Zealand (the “Territory”) and (b) applicable fields for the development, manufacture and sale of energy storage batteries and power batteries (the “Field”).

5.  Delivery and Support.  During the Battery Technology License Term, Altair shall at no charge to YTE, (i) promptly provide to YTE documentation in English necessary to enable YTE to exercise the full scope of the Battery Technology License and (ii) make available to YTE engineering and technical services to the extent and in a manner reasonably necessary to enable YTE to exercise the full scope of the Battery Technology License.  During the Battery Technology License Term, Altair shall make available to YTE additional engineering and technical services at a commercially reasonable hourly rate to be agreed upon in good faith by the Parties.

6.  Representations and Warranties; Indemnification

6.1.   Each of Altair Parent, Altair and YTE represents and warrants that:

(a)           such Party is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all corporate powers required to carry on its business as currently conducted;

(b)           such Party’s execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated thereby, are within such Party’s corporate powers and have been duly authorized by all necessary corporate action on such Party’s part;

(c)           such Party’s execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated thereby, require no action by or in respect of, or filing with, any Governmental Authority other than the actions and filings set forth in (i) with respect to Altair, Section 3.03 of the SSA and (ii) with respect to YTE, Section 4.03 of the SSA.

6.2.  As of the Effective Date, except as set forth in Section 3.14 to the Disclosure Schedule to the SSA, Altair Parent and Altair jointly and severally represent and warrant to YTE as follows:

(a)           (i) Neither Altair Parent nor Altair has previously granted any right, license or interest in or to the Battery Technology or any portion thereof that is inconsistent with the rights granted to YTE herein; and (ii) to Altair Parent and Altair’s knowledge, there are no material adverse proceedings, claims or actions pending or threatened relating to the Battery Technology which would interfere with Altair Parent or Altair’s performance of its obligations or power to make the grants and covenants hereunder, or YTE’s use of the Battery Technology.

(b)           No litigation is now pending, and no notice or other claim has been received by Altair Parent or Altair, (A) alleging that Altair Parent or Altair has engaged in any activity or conduct using the Battery Technology that infringes upon, violates or constitutes the unauthorized use of the intellectual property of any third party, or (B) challenging the ownership, use, validity or enforceability of any of the Battery Technology.  To Altair Parent and Altair’s knowledge, the Battery Technology is valid and enforceable.

(c)           To Altair Parent and Altair’s knowledge, no third party is misappropriating, infringing, diluting or violating any of the Battery Technology.

6.3.  Altair Parent and Altair jointly and severally represent and warrant to YTE as follows:

(a)           Altair owns, or possesses adequate licenses or other rights to license as set forth in the Battery Technology License, the Battery Technology.

(b)           To Altair Parent and Altair’s knowledge, the Battery Technology does not infringe upon, violate or constitute the unauthorized use of any rights owned or controlled by any third party.

6.4    SUBJECT TO SECTION VII.18, (i) THE WARRANTIES CONTAINED IN SECTIONS I.3, I.6, II.4, III.4, VI.6.1, VI.6.2 AND VI.6.3 ARE THE SOLE WARRANTIES GIVEN BY THE PARTIES OR ANY OF THEIR RESPECTIVE AFFILIATES WITH RESPECT TO THE NLTO TECHNOLOGY, THE BATTERY TECHNOLOGY OR ANY PRODUCTS SOLD HEREUNDER, AND (ii) ALTAIR DOES NOT MAKE ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR, EXCEPT AS SET FORTH IN SECTIONS VI.6.2 AND VI.6.3, ANY WARRANTIES AS TO THE VALIDITY OR ENFORCEABILITY OF ANY INTELLECTUAL PROPERTY RIGHTS LICENSED, OR AGREED TO BE LICENSED, HEREUNDER, THE NON-INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF A THIRD PARTY, OR THE SAFETY OR EFFICACY OF ANY PRODUCT MADE USING ANY BATTERY TECHNOLOGY OR ANY WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES OR OTHERWISE, AND ALL OTHER EXPRESS OR IMPLIED REPRESENTATIONS AND WARRANTIES PROVIDED BY COMMON LAW, STATUTE OR OTHERWISE ARE HEREBY DISCLAIMED BY ALTAIR AND ITS AFFILAITES.

6.5.  YTE shall indemnify, hold harmless and defend Altair and its Affiliates from and against any and all claims, demands, lawsuits, actions, proceedings, liabilities, losses, damages, fees, costs and expenses (including, without limitation, reasonable attorneys’ fees and costs of investigation and experts) (“Damages”) resulting from or arising out of any third party claim relating to (a) any Improvements; provided that this Section VI.6.5 (a) shall apply solely to the extent that Damages result from such Improvements, or (b) any breach of any representations or warranties made by YTE in Article VI of this Agreement.

6.6.  Altair Parent and Altair shall indemnify, hold harmless and defend YTE and its Affiliates from and against any and all Damages resulting from or arising out of any third party claim relating to (a) any breach of any representations or warranties made by Altair or Altair Parent in Article VI of this Agreement, (b) any personal injury or death the occurrence of which can be directly attributed to failure of the nLTO, Cells or ALTI-ESS supplied hereunder to conform to applicable specifications set forth on the Exhibits hereto or (c) any marking of products in accordance with Section VI.2.2.

VII.  OTHER TERMS AND CONDITIONS

1.  Limitation of Liability.  IN NO EVENT SHALL ALTAIR AND/OR ALTAIR PARENT BE LIABLE TO YTE OR ANY THIRD PARTY FOR COSTS OF PROCUREMENT OF SUBSTITUTE PRODUCTS OR SERVICES, NOR WILL EITHER PARTY BE LIABLE FOR LOST PROFITS, OR ANY OTHER SPECIAL, INDIRECT, CONSEQUENTIAL OR INCIDENTAL DAMAGES, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY, OR OTHERWISE, ARISING OUT OF OR RELATING TO THE PRODUCTS SUPPLIED HEREUNDER, TECHNOLOGY LICENSED HEREUNDER OR THIS AGREEMENT OR RESULTING FROM THE SALE OF PRODUCTS OR SERVICES BY YTE, OR RESALE OR USE BY ANY CUSTOMER OR ANY TRANSFEREE OF SUCH PRODUCTS OR SERVICES OR TECHNOLOGY LICENSED HEREUNDER.  ALTAIR’S AND/OR ALTAIR PARENT’S LIABILITY HEREUNDER WILL BE LIMITED IN ALL CASES TO THE AMOUNT PAID BY YTE FOR PRODUCTS PURCHASED HEREUNDER.  THIS LIMITATION SHALL APPLY EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. THE PARTIES ACKNOWLEDGE THAT THE FOREGOING IS A REASONABLE ALLOCATION OF RISK.  NOTHING IN THIS SECTION SHALL IN ANY WAY LIMIT OR ALTER THE OBLIGATIONS OF ALTAIR OR ALTAIR PARENT WITH RESPECT TO CLAIMS MADE PURSUANT TO SECTION VI.6.6.

2.  Interest.  Interest on any late payments or default on payment shall accrue at the rate of one percent (1.0%) per month, or the maximum rate permitted by applicable law, whichever is less, from the due date until such amount is paid in full.

3.  No Other Rights.  Nothing in this Agreement shall grant or otherwise confer (whether express, by implication, estoppel, or otherwise), or be construed to grant or otherwise confer, upon YTE any ownership interest in any trade secrets, patents, copyrights, trademarks, and any other intellectual or industrial property rights developed by Altair or any of its Affiliates.

4.  Access.  Upon prior written notice, YTE personnel and/or representatives will be given access to Altair facilities and appropriate records during normal business hours in order for YTE to conduct technical and quality reviews, audits, and inspections at Altair’s site of manufacturing where nLTO or any other goods supplied hereunder is produced.

5.  Confidentiality.  Each Party acknowledges that it may gain access to proprietary or confidential information of the other Party (“Proprietary Information”), including, but not limited to, trade secrets, know-how, techniques, formulae, compositions, and specifications. At all times during the Term and thereafter, the Parties agree to undertake all necessary and appropriate steps to maintain the Proprietary Information in strict confidence and shall not disclose any Proprietary Information to any unauthorized third party.  Notwithstanding the foregoing, YTE may disclose Proprietary Information to its allowed sub-licensees so long as they are bound by confidentiality obligations at least as protective of the disclosing Party as the terms and conditions in this Agreement.  Furthermore, YTE agrees to assume full responsibility for any breach of this condition by its sub-licensees as though they were YTE employees.  Except in connection with the exercise of the Battery Technology License, this Agreement does not entitle either Party to any right to reproduce, reverse engineer, or otherwise attempt to derive the formula, additives or chemical composition, of the goods supplied hereunder (and in no event with respect to the nLTO).  Notwithstanding the above, the obligation of confidentiality and limited use shall not apply to Proprietary Information that (a) is at the time of receipt by the receiving party public knowledge or after its receipt becomes public knowledge through no act or omission on the part of the receiving party; or (b) was known to the receiving party as shown by written records prior to the disclosure thereof; or (c) is received from a third party that did not obtain such information illegally and is not bound by confidentiality obligations to the disclosing party; or (d) is required to be disclosed by order of a court of component jurisdiction or in connection with any government investigation, provided, however, that the party who is required to make such disclosure shall use its best efforts, subject to applicable law, to notify the other party in writing of such a requirement or order in advance of such disclosure so as to allow the other party the opportunity to oppose any such requirement or order.  The Parties also agree that, upon written request, the receiving Party shall return to the disclosing Party all documents containing Proprietary Information not expressly licensed to the receiving Party.  The Parties acknowledge that the covenants set forth in this Section VII.5 are designed to protect the integrity of the Parties and the value of their businesses as going concerns, that a breach of any such covenant of confidentiality would substantially harm the business and value of the disclosing Party and that damages from any such breach may be difficult to quantify or measure.  Accordingly, in the event of a breach or threatened breach of this Section VII.5 by either Party, the Parties agree the non-breaching Party will have no adequate remedy in monetary damages and, accordingly, shall be entitled, in addition to any other right and remedies it may have in law or in equity, to an immediate injunction against such breach, without the posting of any bond or other security, or the proving of any immediate irreparable injury, to enjoin and restrain the breaching Party from any violation or threatened violation of this Section VII.5. The obligations set forth in this Section VII.5 shall survive termination of this Agreement.

6.  Compliance with Law.  The Parties agree that each Party shall comply with all applicable international, national, state, regional and local laws and regulations, including without limitation any import or export control regulations, in performing its obligations hereunder.

7.  Termination for Material Breach.  If either Party materially breaches any of its obligations under this Agreement, the non-breaching Party, at its option, shall have the right to terminate this Agreement by written notice to the other Party if such other Party does not cure such breach within thirty (30) days after being notified of such breach by the non-breaching Party.  Upon any such termination as a result of a material breach by Altair, YTE shall be entitled to demand immediate repayment of the Loan Balance (if any).

8.  Fulfillment of Orders upon Termination.  Upon termination of this Agreement for other than YTE's breach, Altair shall continue to fulfill YTE's accepted Purchase Orders, provided the orders were accepted prior to such termination.

9.  Insolvency Event.  Either Party may immediately terminate this Agreement and any Purchase Orders by giving written notice to the other Party if the other Party becomes the subject of an Insolvency Event.  “Insolvency Event” means (a) the appointment of a trustee, receiver or custodian for all or substantially all of the property of the Party, or for any lesser portion of such property which appointment is not dismissed within thirty (30) days; (b) the determination by a court or tribunal of competent jurisdiction that the Party is insolvent such that the Party’s liabilities exceed the fair market value of its assets; (c) the filing of a petition for relief in bankruptcy by the Party on its own behalf, or the filing of any such petition against the Party if the proceeding is not dismissed or withdrawn within thirty (30) days thereafter; (d) an assignment by either Party for the benefit of creditors; (e) the dissolution or liquidation of, or cessation of business in the ordinary course by either Party, or (f) the inability or failure of either Party to pay its debts as they become due.

10.  Effect of Termination; Survival. Upon any expiration or termination of this Agreement, all rights and obligations of the Parties under this Agreement shall terminate, provided that expiration or termination shall not affect any rights accrued prior to such termination or expiration, subject to the terms and conditions of this Agreement. Notwithstanding the foregoing, Sections I.5, I.6, II.4, III.4, IV.4, IV.5, IV.6, IV.8, IV.9, VI.2.3 (but solely clause (ii) thereof), VI.2.4, VI.2.5, VI.6.4, VI.6.5, VI.6.6, and Sections 1, 3, 5, 6, 7, 8, 9,10, 11, 12, 13, 14, 15, 18, 19 and 20 of this Article VII, shall survive, to the extent applicable, any expiration or termination of this Agreement.  Neither Party shall incur any liability to the other solely on account of the expiration or termination of this Agreement.  Upon any such termination as a result of a material breach by Altair, YTE shall be entitled to demand immediate repayment of the Loan Balance (if any).

11.  Notices. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to be properly given upon the earlier of (a) actual receipt by the addressee or (b) three (3) Business Days after being deposited for delivery with a private industry courier to the respective Party at the addresses first set forth above or to such other person or address as the Parties may from time to time designate in a writing delivered pursuant to this Section VII.11.  Initial Addressees are:

Altair Parent / Altair	YTE
Name: Terry Copeland	Name:	Guohua Sun

Address: 204 Edison Way, Reno, NV 89502	Address:	No. 16 JinHu Road, San Zao Town
JinWan, ZhuHai, P.C: 519040

Email: tcopeland@altairnano.com	Email:	sun@yintonggroup.com

12.  Assignment. Except as otherwise provided herein, neither Party shall assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, by operation of law or otherwise, this Agreement or any of its rights or obligations under this Agreement without the prior written consent of the other Party, provided, however, no consent shall be required for an assignment by YTE of any of its rights and obligations under this Agreement to any affiliate of YTE (provided such affiliate assumes all obligations hereunder), provided however, in such event YTE shall remain liable for all of its obligations hereunder.  Notwithstanding the foregoing, Altair and Altair Parent may assign this Agreement without the consent of YTE by way of merger or sale of substantially all of its assets provided that the surviving entity assumes all obligation of Altair and Altair Parent (as applicable) hereunder.  Any purported assignment, sale, transfer, delegation or other disposition, except as expressly permitted herein, shall be null and void.  Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

13.  Governing Law.  This Agreement is to be construed in accordance with and governed by the internal laws of the State of New York without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York to the rights and duties of the Parties, and, to the extent federal law is applicable, the laws of the United States of America without giving effect to any choice of law rule that would cause the application of the laws of any other country.  The Parties specifically waive any local or international law, convention, treaty right or regulation that might provide an alternative law or construction.  The original of this Agreement has been written in English, and such version shall be the governing version of the Agreement.  Each party waives any right it may have, if any, under any law or regulation to have this Agreement written in a language other than English.  The United Nations Convention on the International Sale of Goods (CISG) shall not apply to this Agreement.  Any legal suit, action or proceeding arising out of or relating to this Agreement shall be commenced in a federal court or state court in the County of New York in the state of New York, USA, and each Party hereto irrevocably submits to the exclusive jurisdiction and venue of any such court in any such suit, action or proceeding, and the Parties hereby waive any objections to the jurisdiction of such courts and any assertion that such courts are an inconvenient forum.

14.  Waiver. The waiver by either Party of a breach of or a default under any provision of this Agreement shall be in writing and shall not be construed as a continuing waiver of any subsequent breach of or default under the same or any other provision of the Agreement, nor shall any delay or omission on the part of either Party to exercise or avail itself of any right or remedy that it has or may have hereunder operate as a waiver of any right or remedy.

15.  Severability.  If any term, clause or provision of this Agreement shall be determined to be invalid, the validity of any other term, clause or provision shall not be affected, and such invalid term, clause or provision shall be deemed deleted from this Agreement.

16.  Relationship of the Parties.  This Agreement shall not be construed as creating an agency, partnership, joint venture, franchise, or any other form of association, for tax purposes or otherwise, between the Parties; the Parties shall at all times be and remain independent contractors and neither Party nor its agents have any authority of any kind to bind the other Party in any respect whatsoever.  The Parties agree and acknowledge that each Party is not, and shall not be deemed to be, an agent, sales-representative, franchisee, operator or distributor of the other Party.

17.  Force Majeure.  Excluding financial obligations, neither party shall be liable for any failure to deliver or delay in delivery caused by fire, storm, flood, accident, earthquake, explosion, acts of the public enemy, war, terrorism, rebellion, insurrection, sabotage, epidemic, quarantine restriction, impossibility of securing raw materials, embargoes, acts of God, acts of any national state, provincial or local government authority, whether or not valid, and judicial action, whether or not valid.

18.  Entire Agreement.  This Agreement, including the Exhibits hereto and the agreements referred to herein, constitutes the entire agreement between the Parties concerning the subject matter hereof and supersedes all prior or contemporaneous representations, discussions, proposals, negotiations, conditions and agreements relating to the subject matter of this Agreement.  Nothing in this Agreement shall alter or limit in any way any of the representations or warranties set forth in any of the other Transaction Documents or any right or obligation thereunder of the parties thereto.

19.  Modification.  No amendment or modification to this Agreement shall be valid or binding upon the Parties unless the same is in writing, states that it is an amendment or modification to this Agreement, and signed by an officer of each Party.

20.  Construction of Agreement.  The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Section references herein are, unless the context otherwise requires, references to sections of this Agreement and subparagraph references herein are, unless the context otherwise requires, references to subparagraphs in the section in which the reference is made.

21.  Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

22.  Disclosure.  The Parties understand that Altair Parent will file a copy of this Agreement with the SEC on its publicly available EDGAR systems promptly following the execution of this Agreement.  Altair will use commercially reasonably efforts to obtain confidential treatment for the specifications attached hereto and any other information for which its confidential treatment is available, provided that it shall not be required to seek confidential treatment for any provisions for which its counsel or any comments of any regulator indicate may not or should not be withheld.

[Signature page follows]

In Witness Whereof, the Parties have caused this Agreement to be executed by duly authorized representatives of the Parties as of the Effective Date.

Altairnano, Inc.	Zhuhai Yintong Energy Co. Ltd.

By: /s/ ________________________________	By: /s/ ________________________________
Signature	Signature

Name: _____________________________	Name: _____________________________
Print or Type	Print or Type

Title: ______________________________	Title: ______________________________

Altair nanotechnologies Inc.

By: /s/ ________________________________
Signature

Name: _____________________________
Print or Type

Title: ______________________________

Exhibit A

nLTO Specifications

***

EXHIBIT B

11 Ahr Cell Specifications

EXHIBIT C

Table of Contents

1.0	Proposal Overview	2
2.0	ALTI-ESS Components and Features	4
2.1	Power Module Description	4
2.2	Power Control System Description	5
2.3	Site Dispatch Control	6
3.0	Technical Direction for Installation and Commissioning,	6
4.0	System Documentation	6
5.0	System Training	6
6.0	Maintenance	7
7.0	Exclusions	8
8.0	Commercial Proposal	21
9.0	Shipping Requirements	9
10.0	Packaging	23

1.0	Proposal Overview

This Firm proposal outlines the scope of supply for a one (1) MW Altairnano Energy Storage System for use in China by YTE.  The Altairnano Energy Storage System (ALTI-ESS) consists of two major components, the Altairnano Power Module (ALTI-PM) and the Power Control System (PCS).  The ALTI-PM includes the Line Replaceable Units (LRU’s) including nLTO battery cells, battery racking system, battery management system, HVAC system, and fire suppression housed in a 53’ shipping container.  The DC input/output from the ALTI-PM is then interconnected to the grid through the PCS system which includes the power inverters, human machine interface (HMI) and communication ports. Communications to the ALTI-ESS is accomplished through the Altairnano supplied Site Dispatch Controller (SDC).

Figure 1: ALTI-ESS ALTI-PM 53’ Container on Shipping Carriage

Figure 2: Battery View of ALTI-PM Container

Figures 3 & 4: Additional Battery Views of ALTI-PM Container

2.0	ALTI-ESS Components and Features

Altairnano scope of supply for one (1) MW ALTI-ESS is comprised of the following systems/components:

•	One (1) 2MW Power Control System (PCS) configured for 1 MW operation*
•	One (1) 53’ Altairnano Power Module (ALTI-PM)
•	One (1) Standard Site Dispatch Controller (SDC)

*Current Altairnano PCS  inventory is quantity one (1) 2MW PCS

Figure 5: Example of 2MW ALTI-ESS:  (1) PCS Container & (2) ALTI-PM Power Modules

2.1	Power Module Description

***

2.2	Power Control System Description

***

2.3	Site Dispatch Control Description

***

3.0	Technical Direction for Installation and Commissioning,

***

4.0	System Documentation

***

5.0	System Training

***

6.0	Maintenance

***

7.0	Exclusions

***

8.0	Operating Site Conditions

***

9.0	Shipping Requirements

***

10.0	Packaging

***

Annex 1

Asian Countries Included in the Territory

Afghanistan
Bangladesh
Bhutan
Brunei
Burma (Myanmar)
Cambodia
China (including Macau, Hong Kong and Taiwan)
India
Indonesia
Japan
North Korea
South Korea
Laos
Malaysia
Maldives
Mongolia
Nepal
Pakistan
Philippines
Singapore
Sri Lanka
Thailand
Timor-Leste
Vietnam